EXHIBIT 10.16

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                             WEBTEC SUPPLY AGREEMENT


         The parties to this Agreement are CNS, Inc., ("CNS"), a Delaware Corporation, headquartered in Eden Prairie, MN and WebTec Converting LLC, ("WebTec") a Tennessee limited liability company, with its headquarters in Knoxville, TN.

I.       Term:

The term of this Agreement begins on the date the last party signs this Agreement (the "Effective Date") and will continue for three (3) years. This Agreement supercedes any prior agreements. Both parties, at the end of the three
(3) years, agree to act in good faith to renegotiate pricing and extend the Agreement for two more years. If agreement on pricing can not be reached then the Agreement will terminate at the end of year three (3).

II.      Exclusivity:

WebTec will not supply finished external nasal dilators or Components for use in the manufacture of external nasal dilators to any third party(s) other than CNS or its designee for the duration of this Agreement and for a period of three (3) years thereafter. This exclusivity is deemed necessary by the parties to protect CNS's confidential information and other proprietary rights.

III.     Quality:

WebTec will produce product to the most current revision level of the specifications provided by CNS as evidenced by a certificate of conformance that will accompany each shipment. In the event that CNS identifies product that is not within specifications, WebTec will upon notice, replace or refund the purchase price of any product that is shown not to conform to specifications. In addition, WebTec will incur the cost of return freight and is responsible for the disposal of goods in a safe manner. WebTec will pay reasonable costs for such disposal. CNS has the right to revise the specifications and shall provide such amended specifications to WebTec within a reasonable period of time. WebTec will obtain their ISO certification within six (6) months of Effective Date of this agreement and will maintain their ISO certification for the duration of this contract.

IV.      CNS Duty to Inspect; Returns:

CNS will direct its distribution center to promptly inspect any shipment of finished product received from WebTec and to promptly notify WebTec in writing of any defects. The notice must specify the defects in detail. Any goods not rejected within thirty (30) days of delivery are deemed accepted.

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V.       Liability:

WebTec shall be liable to CNS for any and all claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation, attorney's fees, costs and disbursements) collectively "Adverse Consequences" arising from any injury or alleged injury to any person or business for property damage, personal injury or incidental, special or consequential damages made against CNS or WebTec for liability arising from or caused by the use of product as a result of negligence by WebTec in the production, handling or distribution of product prior to receipt by CNS or its customers. However, WebTec shall not be liable to CNS under the proceeding sentence unless CNS shall have tendered to WebTec the defense of any claim, cause of action, suit or proceeding encompassed within the preceding sentence, promptly upon CNS's awareness of the same; and in no event shall WebTec be liable under the preceding sentence for Adverse Consequences attributable to defective design or flaw in the specifications of product.

VI.      Pricing/Quantity:

CNS agrees its purchases of Breathe Right (R) Nasal Strips will be at the prices supplied on the price sheet provided by WebTec, attached as Exhibit A, for the duration of the Agreement. The parties may agree to add additional items to the price list. Prior to addition to the price list, both parties must agree on the pricing for new items. The new price sheet shall become effective only when representatives from CNS and WebTec sign and date the new price sheet. CNS intends to purchase [* * * *] strips in the 365 days from the effective date of this Agreement, in a configuration to be determined by CNS. CNS will strive to smooth production such that downtime will be minimized at WebTec and to the best of CNS's ability production will occur in every month subject to market and competitive conditions. This quantity is only an estimate and may change as market and competitive conditions change. If yearly quantities fail to meet
[* * * *] strips annually CNS will in good faith renegotiate pricing for the following year. The quantities to be purchased from WebTec by CNS will be reviewed annually and will be based on market conditions.

However, in the unlikely event that inflation-driven cost increases by WebTec's suppliers, after reasonable resistance by WebTec, unavoidably increase WebTec's costs, WebTec has the right to renegotiate the price, in an amount never to exceed demonstrable increases in its overall cost due to such increases from suppliers, and always subject to reduction according to the following section, section VII Cost Reductions, as agreed by WebTec.

VII.     Cost Reductions:

WebTec agrees to continue its efforts to reduce its costs by improving efficiencies, automating equipment, and controlling the cost of raw materials. CNS agrees to assist WebTec in areas of cost reductions that are external to WebTec, including but not limited to, printing, packaging, corrugate and alternative material. CNS will assist at its sole expense in evaluating these potential areas by participating on a team of individuals from the respective companies.

VIII.    [* * * *]:

                  [ * * * *]


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IX.      Termination for Cause:

Upon default by either party in the performance of any material obligation in this Agreement, either party may give notice in writing by United States mail, to the other party and the defaulting party shall have thirty (30) days from the date the notice is sent to cure the default. However, if the default is not cured within thirty (30) days from the date the notice is sent In the event the default is not cured within this thirty (30) day time period, the non-defaulting party may terminate this Agreement by providing notice of termination, which shall take effect no earlier than ten (10) days from the date of such notice. Termination under this paragraph shall not relieve either party of an obligation existing upon the date of termination or relieve either party from liability for breach of this Agreement subject to the terms of this Agreement.

X.       Forecast/Planning:

CNS will provide to WebTec an annual forecast to be used by WebTec to assist in capacity planning. This annual forecast is not a binding forecast and WebTec will not hold CNS to this forecast. CNS will also provide to WebTec, production requirements for a 3-month time period on a monthly basis. WebTec will use this production requirement to plan production and to plan their material requirements. In the event CNS cancels any orders, CNS will be responsible for reimbursing WebTec for the cost of material in WebTec's inventory or material that has been placed on order for production requirements that fall within the 3-month timeframe so long as WebTec has not begun production with respect to such materials. In the event that WebTec has begun production on any order that is canceled by CNS that falls within the 3-month requirements, CNS will be responsible for purchasing such strips at the prices indicated on Exhibit A. CNS will not be responsible for material purchases or production that exceeds production requirements for the 3-month timeframe, unless members of the CNS operations group authorized such material purchases in writing. In no event will CNS be liable for any consequential, incidental or other damages for cancellation, but will only be liable for reimbursing WebTec for its material and labor costs. CNS will provide on an ongoing basis, purchase orders for production requirements for the aforementioned time period. These purchase orders are to be used by WebTec as a finite scheduling format to plan production and material needs to meet the required dates as mutually agreed to as outlined in Section XIII.

WebTec will provide CNS's planning department with detailed information concerning WebTec's manufacturing capacity for its converting machines for each strip type and for each cartoning machine for each strip configuration. Each month, WebTec will supply to CNS's planning department a summary of actual production for each converting machine by strip type and for each cartoning machine by strip configuration. WebTec will mark any written information concerning capacities and production, which it intends to keep confidential as "CONFIDENTIAL". CNS will maintain the confidentiality except, as disclosure is required by law, process of law or to fulfill this Agreement.

XI.      Use of Name and Trademarks:

Neither party will make any use whatsoever of the other party's name without its written permission. The decision to grant such permission is within the sole discretion of the non-requesting party. Neither party will use or reproduce any of the other party's trademark or logos in any manner without prior written approval. To request this approval, the requesting party must forward to the other party a complete and accurate specimen copy of the proposed use. The non-requesting party agrees to reply to the requesting party within ten (10) business days of receipt of such proposed use. Any permitted use extends only to authorized materials. CNS and WebTec


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agree to keep prices, forecast volumes, quantity of purchases and other material information related to this Agreement confidential during the Term of this Agreement and for a period of two (2) years thereafter.

XII.     Events of Excused Performance:

Neither WebTec or CNS shall be considered in default or be liable to the other for any delay beyond the reasonable control of such party, including, but not limited to, acts of God, explosion, earthquake, fire, flood, war whether declared or not, accident, strikes, labor disturbances, inability to procure from a third party supplier, sabotage, or order or decrees of any court or action of a government authority. If such a delay continues for a period of more than ten (10) consecutive days, CNS is relieved of its obligation to purchase from WebTec for the period of WebTec's inability to supply and such longer period as may be reasonably necessary to secure a supply of similar product from a third party. WebTec agrees to use reasonable efforts to help CNS identify such a supplier. It is expected that WebTec will create and maintain a catastrophic recovery plan and present to CNS for review. CNS and WebTec will review this catastrophic recovery plan on each anniversary of this Agreement.

XIII.    Delivery/Safety Stock:

CNS will provide to WebTec Purchase Orders for production requirements as outlined in Section IX. WebTec shall, within forty-eight (48) business hours, acknowledge the purchase orders for pricing, quantity and delivery. Upon acceptance of CNS' purchase order, WebTec will deliver product as acknowledged as to pricing, quantity and delivery. Pricing is based on price sheet (Exhibit
A). The purchase order date will reflect the month in which production requirements are needed. Individual dates by item/purchase order will be mutually agreed upon on a routine basis based on market fluctuations. WebTecs' failure to meet the mutually agreed upon date will be considered a material breach of this Agreement. WebTec will be responsible to CNS for any additional costs incurred by CNS as a result of WebTec's late delivery. These costs may include, but are not limited to, expedited costs either from WebTec or to CNS' customers, late charges assessed by CNS' customers, and overtime costs. No terms or conditions on any purchase orders or acknowledgements or similar sales documents shall be effective to add terms to or vary the terms of this agreement.

XIV.     Account Representation:

WebTec agrees during the term of this Agreement to designate an individual as an Account Representative to represent WebTec and be a primary contact person to CNS. The Account Representative's responsibilities may include, but are not limited to, development of new business opportunities, production requirement submissions, material lead-time planning, delivery issues, quality issues, and quantity issues.

XV.      No assignment or delegation:

Neither this Agreement nor any of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed or otherwise, to any third party without the prior written consent of the other party not to be unreasonably withheld; provided, however, that CNS may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the sale or disposition by merger or consolidation of all or substantially all of its assets related to the sale of nasal dilators.


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XVI.     Entire Agreement

This Agreement constitutes the entire agreement between parties. No other agreement not expressed in this Agreement shall have any force or effect, and no modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by each of the parties to this Agreement.

XVII.    Governing Law/Arbitration

This Agreement shall be governed by Minnesota law. Any controversy or claim arising out of or relating to this Agreement, its formation or the breach thereof shall be settled by arbitration before a single arbitrator. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.




/s/ Erik P. Switzer    10-5-01    /s/ Randy Holmes          10-4-01
----------------------            -------------------------
Erik P. Switzer                   Randy Holmes
Purchasing Manager, CNS Inc.      President and CEO, WebTec Converting LLC




/s/ Larry Muma         10-5-01    /s/ Richard H. Perry      10-4-01
----------------------            -------------------------
Larry Muma                        Richard H. Perry, CPA
VP of Operations, CNS Inc.        Chief Financial Officer, WebTec Converting LLC


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                                    EXHIBIT A

                                    [* * * *]



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